Exhibit 21

SUBSIDIARIES OF CONN’S, INC.

Subsidiary	Jurisdiction
Conn Appliances, Inc.	Texas
Conn Credit Corporation, Inc.	Texas
CAI Holding, LLC	Delaware
CAI Credit Insurance Agency, Inc.	Louisiana
Conn Credit I, LP	Texas
Conn Lending, LLC	Delaware
New RTO, LLC	Delaware
W.S. Badcock LLC	Florida
Conn Appliances Receivables Funding, LLC	Delaware
Conn’s Receivables Warehouse LLC	Delaware
Conn’s Receivables Warehouse Trust	Delaware
Conn’s Receivables Funding 2021-A, LLC	Delaware
Conn’s Receivables 2021-A Trust	Delaware
Conn’s Receivables Funding 2022-A, LLC	Delaware
Conn’s Receivables 2022-A Trust	Delaware
Conn’s Receivables Funding 2023-A, LLC	Delaware
Conn’s Receivables 2023-A Trust	Delaware
Conn’s Receivables Funding 2024-A, LLC	Delaware
Conn’s Receivables 2024-A Trust	Delaware